EXHIBIT 16

Malone & Bailey PC letterhead

November 3, 2005

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Re:	Champion Communication Services, Inc.
File no. 001-12565

We have read and agree with the statements under Item 4.01 of the Form 8-K report dated November 1, 2005 regarding our firm.

We have no basis to agree or disagree with any other matters reported therein.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas